EXHIBIT 10.2
AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is by and between GGT AHC FAIRFIELD TX, LLC, a Delaware limited liability company (hereinafter called the “Seller”), and ILAN INVESTMENTS, LLC, a Texas limited liability company (hereinafter called the “Purchaser”).
ARTICLE I

DEFINITIONS
Section 1.1    As used in this Agreement, unless the context otherwise requires or it is otherwise herein expressly provided, the following terms shall have the following meanings:

CLOSING:	The consummation of the transaction contemplated by this Agreement and the recordation of the Deed (as defined in Section 13.2).
CLOSING DATE:	On or before thirty (30) days following the expiration of the Inspection Period.
IMPROVEMENTS:
The buildings, structures, fixtures and other improvements of every kind and nature situated on, in or under the Real Property, all of which comprise that certain multifamily asset commonly known as “Fairfield Ranch Apartment Homes” located at 20525 Cypresswood Drive, Cypress, TX 77433.

INSPECTION PERIOD:	The Inspection Period shall be the period commencing on May 3, 2017 and ending at 5:00 p.m. (Central) twenty-one (21) days thereafter.

    Exhibit A-1

PERSONAL PROPERTY:
All of Seller’s right, title and interest in and to fixtures; equipment; compressors; engines; electrical systems, fixtures and equipment; plumbing fixtures, systems and equipment; heating fixtures, systems and equipment; air conditioning fixtures, systems and equipment; furniture; refrigerators; dishwashers; disposals; ranges; range hoods; ovens; microwaves; carpets, drapes; maintenance equipment; washing machines and dryers; tools; landscaping; pool equipment; statuary; television antennae, systems and equipment; intercom equipment and systems; elevator fixtures, systems and equipment; central music systems and equipment; security and fire alarms, systems and equipment; and all other machinery; equipment; fixtures; automotive vehicles; carts; supplies; replacement parts; building materials, office furniture, office furnishings and office equipment and maintenance shop supplies and equipment, and property of every kind and character, listed on Exhibit A attached hereto owned by Seller and used in connection with the operation of the Improvements, including all of Seller’s right, title and interest in and to all intellectual property rights associated with any trade names, or names held out to the public, used in connection with the Property, including, without limitation, the trade name “Fairfield Ranch” (the “Trade Name”) and any variations thereof and logos related thereto; together with any and all marks, tradenames, styles, trademarks, URLs, websites (including, without limitation the web domain located at http://www.fairfieldranch.com/ and its account password and content), phone number(s) listed in the current phone directory for the property and all social media accounts, passwords and comments. Notwithstanding the foregoing, Personal Property shall not include any intellectual property, trade name or service mark of Global Growth Trust, Inc., GGT, CNL, Allen Harrison Company, LLC and all of its affiliated entities, or Allen Harrison Property Management, LLC.

REAL PROPERTY:	The real property located in Harris County, Texas and as more particularly described in Section 2.1(a) and on Exhibit B annexed hereto and made a part hereof.
TENANT LEASES:
All written leases, licenses, contracts and other agreements (including any and all amendments thereto) for the use or occupancy of any space in the Real Property or Improvements, together with all security and other refundable deposits with respect thereto.

    Exhibit A-2

TITLE COMPANY:	Fidelity National Title 1900 W. Loop S., Suite 200 Houston, Texas 77027 Attention: Erika Norris Phone: (713) 986-0714 Fax: (713) 966-4059 Email: erika.norris@fnf.com
Section 1.2    For purposes of determining the time for performance of various obligations under this Agreement, the effective date of this Agreement (the “Effective Date”) shall be the date the Title Company distributes to all parties a fully executed counterpart of this Agreement.
Section 1.3    To the extent other terms are defined elsewhere in this Agreement, such terms shall have the meanings set forth herein.
ARTICLE II

SALE AND PURCHASE
Section 2.1    Subject to the terms and provisions hereof, Seller agrees to sell (or assign) to Purchaser, and Purchaser agrees to purchase from Seller (or assume) the following (collectively, the “Property”):
(a)    Fee simple title to the Real Property and Improvements, together with all of Seller’s right, title and interest, if any, in and to (i) all easements, rights-of-way, (ii) without warranty, privileges, licenses, and all appurtenances thereto, all strips and gores and any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Property, and (iv) without warranty, any real property claimed or fenced by Seller which adjoins the Real Property;
(b)    All of Seller’s right, title and interest, to the extent assignable, in and to:
(1)    All plans and specifications, site plans, soil and substrata studies, architectural drawings, floor plans, and landscape plans relating to the Real Property and Improvements, to the extent they are reasonably available and known to Seller upon reasonable review of its records;
(2)    The Miscellaneous Agreements (as defined in Section 6.1(a)(2)), to the extent assigned to Purchaser; and
(3)    All building and other permits or approvals heretofore granted by any governmental authority with respect to the construction and operation of the Improvements, and all warranties and licenses relating to the ownership, use, operation and occupancy of the Real Property, Improvements or Personal Property, to the extent assignable.
(c)    The Personal Property.

    Exhibit A-3

(d)    Warranties related to the construction of the Improvements on the Real Property, if any, to the extent such Warranties are assignable and not expired, without representation or warranty (the “Warranties”).
(a)    The Tenant Leases.
(b)    The Trade Name.
ARTICLE III

CONSIDERATION FOR CONVEYANCE
Section 3.1    Subject to the terms, conditions and provisions herein contained, Purchaser agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, the sum of THIRTY NINE MILLION NINE HUNDRED THOUSAND AND NO/100 Dollars ($39,900,000.00) (the “Purchase Price”), which shall be payable in cash at the Closing.
Section 3.2    As consideration for the conveyance of the Trade Name, Purchaser shall pay to Seller, and Seller agrees to accept, the sum of Ten and No/100 Dollars ($10.00) in cash at Closing. It is expressly agreed that such sum represents that portion of the Purchase Price that is attributable to or paid for the Trade Name.
Section 3.3    On or before two (2) business days after the Effective Date, the amount of TEN AND NO/100 Dollars ($10.00) (“Independent Agreement Consideration”) shall be delivered to Seller, which amount the parties bargained for and agreed to as consideration for Seller’s grant to Purchaser of Purchaser’s exclusive right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. This Independent Agreement Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement.
ARTICLE IV

EARNEST MONEY
Section 4.1    Within one (1) business day after the Effective Date, Purchaser shall deposit the sum of ONE MILLION AND NO/100 Dollars ($1,000,000.00) (the “Earnest Money”) in good and sufficient funds with the Title Company. The Title Company shall hold the Earnest Money in escrow in an interest bearing account at a financial institution reasonably acceptable to Purchaser. After the expiration of the Inspection Period, provided the Agreement has not previously been terminated by Purchaser in accordance with the terms of this Agreement, the Earnest Money shall be non-refundable except as expressly provided in this Agreement. All interest earned on the Earnest Money while the Earnest Money is held by the Title Company shall become a part of the Earnest Money and shall be applied to the Purchase Price in the event the transaction contemplated hereby closes. Except as otherwise provided herein, the Earnest Money shall be paid to Seller and credited against the Purchase Price at Closing. In the event the transaction contemplated by this Agreement

    Exhibit A-4

is not closed, then the Title Company shall disburse the Earnest Money in the manner provided for elsewhere herein.
Section 4.2    The Title Company must sign this Agreement as evidence that the Title Company agrees to be bound by the obligations contained herein with respect to the Earnest Money. In the event the Title Company cannot comply with the obligations imposed pursuant to this Article IV, Purchaser and Seller shall mutually and reasonably select another title company on or before the expiration of five (5) days following written notice by either party to the other that said selection is required.
ARTICLE V

TITLE AND SURVEY
Section 5.1    Within three (3) business days of the Effective Date, Seller shall deliver to Purchaser the most recent existing survey (“Existing Survey”) of the Real Property. Purchaser shall have the right to cause an update to the Existing Survey (such update, the “Survey”), dated subsequent to the date hereof, by a registered professional land surveyor or registered professional engineer. For purposes of the property description to be included in the Deed, the legal description of the Real Property contained in the instrument by which Seller acquired its interest in the Real Property shall be used for all instruments hereunder unless otherwise agreed The cost of the Survey shall be borne by Purchaser.
Section 5.2    Seller shall cause the Title Company to deliver to Purchaser, at Seller’s expense, within three (3) business days from the Effective Date, a current owner’s title policy commitment in the amount of the Purchase Price (hereinafter called the “Title Commitment”) for the issuance of an Owner’s Policy of Title Insurance to Purchaser from the Title Company, together with best available copies of all documents (the “Underlying Documents”) constituting exceptions to Seller’s title as reflected in the Title Commitment.
Section 5.3    Purchaser shall deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth in the Title Commitment or Survey (“Purchaser’s Objection Notice”) within fifteen (15) days of receipt of the last of the Title Commitment, the Existing Survey and Underlying Documents (“Purchaser’s Objection Period”). Any items to which Purchaser does not object during Purchaser’s Objection Period shall be deemed acceptable to Purchaser; provided, however if at any time after the expiration of the Purchaser Objection Period and before the Closing, the Survey or an update to the Title Commitment discloses any additional item that materially and adversely affects the operation of the Property as a multifamily asset and which arose after the effective date of the Title Commitment or, in the case of the Survey, coming into existence after the Effective Date (the “New Exception”) and such New Exception was not created by, through, or under Purchaser, Purchaser shall have a period of five (5) business days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s objection to the New Exception (a “New Exception Objection Notice”). Seller may, within five (5) days of its receipt of Purchaser’s Objection Notice or a New Exception Objection Notice, advise Purchaser in writing which objections (if any) it shall cure or cause to be cured prior to the Closing (“Seller’s Response”). In the event that Seller does not respond to Purchaser’s

    Exhibit A-5

Objection Notice or New Exception Objection Notice, Seller shall be deemed to have declined to cure Purchaser’s objections. Seller has no obligation to cure any title exceptions except that Seller shall in all events be obligated to cause to be cured on or before Closing all items Seller agrees to cure in Seller’s Response. Seller shall cause to be satisfied and released all voluntary monetary liens granted by Seller, and it shall be a condition of Purchaser’s obligation to close that in any event that all such voluntary monetary liens are released or otherwise “bonded around” at Closing. If, in Seller’s Response, Seller declines, or Seller is deemed to have declined, to cure any item to which Purchaser objected in Purchaser’s Objection Notice or New Exception Objection Notice, Purchaser shall be entitled to terminate this Agreement and receive a return of all of the Earnest Money; provided, however, Purchaser must exercise such right within five (5) days following receipt of Seller’s Response (whether actual or deemed). In the event that Purchaser elects to proceed to Closing, any title objections which Seller declines, or is deemed to have declined, to cure shall constitute Permitted Exceptions (as hereinafter defined). As used in this Article V, “cure” shall include insuring over any objection with title insurance coverage reasonably acceptable to Purchaser.
Section 5.4    If Seller fails to cure any objection which Seller is obligated to cure hereunder, Purchaser shall have the right, in addition to its other rights under Section 16.1, to require that all or a portion of the cash portion of the Purchase Price be applied to discharge any such obligations at Closing. “Permitted Exceptions” shall include (i) any items set forth on the Title Commitment accepted or deemed accepted by Purchaser, (ii) any laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental agency; (iii) taxes and assessments which are secured by a lien, but which are not yet billed, or are billed but are not yet due and payable and any assessments not shown on the public record, which taxes, assessments and standby fees for the year 2017 shall be prorated at Closing in accordance with Section 13.4; (iv) the rights of residential tenants, as residential tenants only, under the Tenant Leases, and (v) the standard printed exceptions, stipulations and exclusions from coverage contained in the standard form of Owner’s Policy of Title Insurance, except (a) survey deletion (which may be obtained at Purchaser’s sole cost and expense) and (b) arbitration deletion.
ARTICLE VI

DELIVERY OF DOCUMENTS
Section 6.1    Property Information.
(a)    Within three (3) business days after the Effective Date hereof, Seller shall furnish, or make available at the Property, to Purchaser the following items:
(1)    A copy of Seller’s standard form of Tenant Lease and a “Rent Roll” (herein so called), including an electronic version, prepared no earlier than three (3) days prior to the Effective Date, certified by Seller to be true and correct as of the date thereof containing the information set forth on Schedule 6.1(a)(1).
(2)    To the extent in Seller’s possession or control, all service contracts, vending contracts, Warranties or other agreements affecting the operation of the

    Exhibit A-6

Property or encumbering the Property in any manner, including without limitation, all agreements, guaranties and contracts affecting the Property, excluding any and all mortgage loan documents (herein collectively, the “Miscellaneous Agreements”).
(3)    A summary of insurance loss history for 2015, 2016, and year-to-date 2017.
(4)    Copies of the tax statements for 2015, 2016, and, to the extent available, 2017 on the Real Property, the Improvements and the Personal Property.
(5)    An “Operating Statement” (broken down monthly) reflecting the income and expenses, including replacements for the three (3) calendar years immediately preceding the Effective Date and year-to-date and other Major Capital Expenditures undertaken in the two (2) years immediately preceding the Effective Date of this Agreement. A “Major Capital Expenditure”, for purposes of this Agreement, means any capital expenditure in excess of $25,000.00 per occurrence. The Operating Statement shall be in the form generated by Seller’s management company.
(6)    Copies of all plans and specifications of all Improvements, to the extent in Seller’s possession or control.
(7)    All existing environmental and engineering reports, to the extent in Seller’s possession and control.
(8)    A listing of all utilities servicing the Property, together with any utility agreements and copies of bills for the most recent six (6) months from each utility.
(9)    The Certificate(s) of Occupancy for the Improvements and any amendments thereto, to the extent in Seller’s possession or control.
(10)    All licenses and permits with respect to the ownership and operation of the Property, to the extent in Seller’s possession and control.
(11)    Most recent termite report, to the extent in Seller’s possession or control.
(12)    Employee salary list including position, salaries, and length of time of employment at Property.
(13)    A current (i) Lease expiration summary report; (ii) security deposit report; (iii) delinquency report; (iv) list of down units; and (v) report of charges and fees to tenants such as application fees, administrative fees, amenities in units fees, late fees, water fees, sewer fees, trash fees and the like.

    Exhibit A-7

(14)    Such other documents relating to the Property that are reasonably requested by Purchaser and are readily generated by Seller’s property management software.
(b)    Immediately following the Effective Date, but subject to the property visit notice requirement contained in Section 10.1, Seller shall make available at the Property for Purchaser’s review, (i) copies of all Tenant Leases, including amendments thereto and (ii) all tenant lease files and on-site books and records and all documents contained therein.
Section 6.2    NOTWITHSTANDING THE PRIOR PROVISIONS OF THIS ARTICLE VI TO THE CONTRARY, PURCHASER ACKNOWLEDGES AND UNDERSTANDS THAT SOME OF THE MATERIALS DELIVERED BY SELLER HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER OR SELLER’S CURRENT PROPERTY MANAGER. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE DELIVERED MATERIALS WHICH WERE NOT PREPARED BY SELLER OR SELLER’S CURRENT PROPERTY MANAGER, EXCEPT THAT TO SELLER’S KNOWLEDGE, THERE ARE NO MATERIAL INACCURACIES OR OMISSIONS. ADDITIONALLY, SELLER SHALL HAVE NO OBLIGATION TO DELIVER PROPERTY INFORMATION THAT PREDATES ITS ACQUISITION OF THE PROPERTY.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
Section 7.1    Seller represents and warrants to Purchaser as of the date hereof, and as of the Closing Date, that:
(a)    Seller has good and indefeasible fee simple title to the Property, subject to any and all restrictions, covenants, conditions, liens, encumbrances, reservations, easements and other exceptions to title, if any, relating to the Property, of record in Harris County, Texas, as of the date of execution hereof by Seller, all zoning laws, regulations and ordinances of municipal and/or other governmental authorities, if any, affecting the Property, as of the date of execution hereof by Seller, the Miscellaneous Agreements, the Tenant leases, and all matters shown on the Existing Survey or the Survey.
(b)    To Seller’s knowledge, the list of Tenant Leases set forth on the Rent Roll is true, correct and complete in all material respects.
(c)    Seller has not received any direct written notice of any existing, pending, or threatened eminent domain, condemnation proceedings, or other governmental taking of the Property or any part thereof.

    Exhibit A-8

(d)    There are not any Miscellaneous Agreements other than those which are listed on Exhibit C attached hereto, true, correct and complete copies of which will be delivered or made available to Purchaser pursuant to Section 6.1(a)(2). Purchaser shall assume all Miscellaneous Agreements unless, (1) the Miscellaneous Agreement can be terminated by Seller at no additional cost to Seller with no more than thirty (30) days advance notice and (2) Purchaser notifies Seller in writing prior to the end of the Inspection Period which Miscellaneous Agreements it elects to terminate. Notwithstanding the foregoing, Purchaser shall assume any bulk cable contract(s) related to the Property.
(e)    Seller has not received written notice of any material pending litigation against Seller with respect to the Property except as set forth on Exhibit D hereto.
(f)    To Seller’s knowledge, Seller has not received, from any governmental authority or regulatory agency, any written notice alleging a violation of any law, rule, regulation, restriction or order that has not been cured prior to the date hereof, including but not limited to notices relating to environmental conditions by reason of the presence of hazardous substances or materials (as such terms are presently used under applicable environmental laws, rules and regulations) at the Property.
(g)    Seller is a limited liability company, is in good standing in the State of Delaware, has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller has duly authorized the execution of this Agreement.
(h)    The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement will not conflict with or result in (i) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Seller (or any of its members) is party or by which Seller, the Property, or any of Seller’s members is bound or (ii) a violation of any law, rule, ordinance, regulation or rule of any governmental authority applicable to Seller or any judgment, order or decree of any court or governmental authority that is binding on Seller or the Property.
(i)    Seller has paid, or prior to Closing will pay, through 2016, all standby fees, taxes, charges, debts, and other assessments due from Seller with respect to the Property.
(j)    Seller, and to Seller’s knowledge, all beneficial owners thereof, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (defined below), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), as well as the USA FREEDOM Act of 2015 (Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act of 2015), H.R. 2048, 114th Congress (2015), and in any enabling legislation or other Executive

    Exhibit A-9

Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).
(k)    Neither Seller, nor to Seller’s knowledge, any beneficial owner thereof:
(1)    is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”).
(2)    is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
(3)    is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
Seller shall promptly advise Purchaser in writing if any representation or warranty contained in this Section 7.1 shall become materially false or misleading prior to the Closing Date; provided, however, the delivery of such notification shall not waive the right of Purchaser to object thereto. All references in this Section 7.1 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge (without independent investigation or inquiry) of Jason Espejo, and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge. Nothing in this Section 7.1 or the remainder of this Agreement shall give rise to any personal liability to the foregoing named parties. The representations and warranties contained in this Section 7.1 shall survive Closing for a period of six (6) months; further, in no event shall Purchaser make any claim under this Section 7.1 unless the total amount of all claims exceeds $25,000.00 and in no event shall the aggregate liability of Seller to Purchaser by reason of a breach or default of one or more of such Seller’s representations or other obligations of Seller under this Agreement exceed Three Hundred and Ninety Nine Thousand and No/100 Dollars ($399,000.00) (with Seller’s liability for such representations or other obligations limited to actual damages and not to include consequential damages). If Purchaser learns of any inaccuracies relating to the representations and warranties of this Article VII, either by notice from Seller or otherwise, Purchaser’s options are to (a) terminate this Agreement, in which case all of the Earnest Money and all interest accrued thereon shall be returned to Purchaser, or (b) close on the sale of the Property pursuant to this Agreement.
Section 7.2    Purchaser represents and warrants to Seller as of the date hereof, and as of the Closing Date, that:

    Exhibit A-10

(a)    Purchaser has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Purchaser has duly authorized the execution of this Agreement.
(b)    Purchaser is a limited liability company, is in good standing in the State of Texas, has the requisite authority to enter into and perform this Agreement and the transactions contemplated hereby, and Purchaser has duly authorized the execution of this Agreement, such that this Agreement is a valid, binding and enforceable obligation of Seller, subject to bankruptcy and other debtor relief laws or principals of equity.
(c)    The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement will not result in (i) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Purchaser is party or by which Purchaser is bound or (ii) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Purchaser or any judgment, order or decree of any court or governmental authority that is binding on Purchaser.
(d)    Purchaser represents, warrants, and covenants to Seller that Purchaser, and all beneficial owners thereof, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (defined below), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), as well as the USA FREEDOM Act of 2015 (Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act of 2015), H.R. 2048, 114th Congress (2015), and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).
(e)    Purchaser represents, warrants, and covenants to Seller that neither Purchaser, nor any beneficial owner thereof:
(1)    is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”).
(2)    is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
(3)    is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

    Exhibit A-11

(4)    The Assignee (as hereinafter defined) and its beneficial owners shall comply with the foregoing provisions effective as of the date of any assignment of rights and obligations as set forth in this Agreement. Any purported assignment to Assignee that does not comply with the foregoing provisions shall be null and void.
(f)    Purchaser’s representations, warranties, and covenants in this Section 7.2 shall survive Closing for a period of six (6) months.
(g)    As used in this Section 7.2, the term “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
ARTICLE VIII

CONDITION OF PROPERTY
Section 8.1    No Warranties. THE ENTIRE AGREEMENT BETWEEN THE SELLER AND PURCHASER WITH RESPECT TO THE PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY SELLER AT CLOSING. THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY SELLER AT CLOSING. WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL SIGNIFY THAT PURCHASER AND IT AND ITS REPRESENTATIVES HAVE FULLY INSPECTED THE PROPERTY, THE TENANT LEASES AND MISCELLANEOUS AGREEMENTS AND ARE FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, THE PROPERTY, THE TENANT LEASES AND MISCELLANEOUS AGREEMENTS WILL BE PURCHASED BY PURCHASER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT FOR REPRESENTATIONS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY SELLER AT CLOSING) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF

    Exhibit A-12

THE PROPERTY OR THE AREAS SURROUNDING THE PROPERTY, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, AS TO THE INCOME OR EXPENSE IN CONNECTION THEREWITH, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT, MEMBER, OFFICER, EMPLOYEE OR PRINCIPAL OF SELLER NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED. THIS SECTION 8.1 SHALL SURVIVE CLOSING AND DELIVERY OF THE DEED, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE SALE OF THE PROPERTY.
Section 8.2    CHANGE OF CONDITIONS. SUBJECT TO SELLER’S OBLIGATIONS UNDER ARTICLE IX, PURCHASER SHALL ACCEPT THE PROPERTY AT THE TIME OF CLOSING IN THE SAME CONDITION AS THE SAME IS AS OF THE EFFECTIVE DATE, AS SUCH CONDITION SHALL HAVE CHANGED BY REASON OF NORMAL WEAR AND TEAR AND NATURAL DETERIORATION AND, SUBJECT TO SECTIONS 11.1 AND 11.2, CONDEMNATION OR DAMAGE BY FIRE OR OTHER CASUALTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER SPECIFICALLY ACKNOWLEDGES THAT THE FACT THAT ANY PORTION OF THE PROPERTY OR ANY EQUIPMENT OR MACHINERY THEREIN OR ANY PART THEREOF MAY NOT BE IN WORKING ORDER OR CONDITION AT THE CLOSING DATE BY REASON OF NORMAL WEAR AND TEAR, NATURAL DETERIORATION OR CONDEMNATION OR DAMAGE BY FIRE OR OTHER CASUALTY, OR BY REASON OF ITS PRESENT CONDITION, SHALL NOT RELIEVE PURCHASER OF ITS OBLIGATION TO COMPLETE CLOSING UNDER THIS AGREEMENT AND PAY THE FULL PURCHASE PRICE EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN. EXCEPT AS PROVIDED IN ARTICLE IX, SELLER HAS NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF NORMAL WEAR AND TEAR, NATURAL DETERIORATION OR CONDEMNATION OR FIRE OR OTHER CASUALTY, BUT MAY, AT ITS OPTION AND ITS COST (INCLUDING THE USE OF INSURANCE PROCEEDS AS HEREIN PROVIDED), MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE CLOSING DATE.
Section 8.3    Seller Reports. Purchaser acknowledges that, except as expressly set forth herein, Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller’s environmental reports or other third-party produced materials relating to the Property made available to Purchaser (collectively, the “Reports”), and Purchaser shall have no claim against Seller based upon the Reports. Purchaser further acknowledges that Purchaser has had (or will have, prior to Closing) a full opportunity to perform such physical inspections, environmental and engineering investigations and appraisals as Purchaser deems appropriate prior to Closing, and Purchaser obtained or shall obtain its own physical inspections, environmental and engineering reports and appraisals of the Property. Upon termination of this Agreement, Purchaser

    Exhibit A-13

agrees to provide Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof) with copies of all environmental and engineering reports obtained by Purchaser with respect to the Property.
Section 8.4    Effect of Disclaimers. Purchaser acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Property is being sold subject to the provisions of this Article VIII and that Seller would have charged a higher purchase price if the provisions in this Article VIII were not agreed upon by Purchaser.
Section 8.5    Survival. The provisions of this Article VIII shall survive Closing and delivery of the Deed.
ARTICLE IX

COVENANTS
Section 9.1    From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall:
(a)    Use commercially reasonable efforts to maintain the Property and the occupancy in the same condition as exists on the Effective Date. To this end, Seller shall provide Purchaser with weekly property leasing reports and other updates that can be generated through their property management software. Seller shall also operate the Property in the same manner Seller has historically operated the Property and perform all customary and ordinary repairs to the Property as Seller has customarily performed.
(b)    Keep, observe, and perform its obligations as landlord under the Tenant Leases, not terminate or cause the termination of any Tenant Lease (other than in the ordinary course of business) without the prior written consent of Purchaser.
(c)    Not enter into any written or oral service contract or other agreement with respect to the Property that will not be fully performed by Seller on or before the Closing Date, or that will not be cancelable by Purchaser without liability, penalty or premium upon no greater than thirty (30) days’ notice, without the prior written consent of Purchaser which consent may not be unreasonably withheld, conditioned or delayed.
(d)    Advise Purchaser promptly of any litigation, arbitration, or administrative hearing before any governmental agency concerning or affecting the Property which is instituted after the date hereof of which Seller has received written notice and which could reasonably be expected to adversely affect Seller’s ability to perform its obligations hereunder.
(e)    Not sell, assign, or convey any right, title, or interest whatsoever in or to the Property (except in the ordinary course of business with respect to the Personal Property, if replaced by a comparable item of Personal Property, of similar quality and utility, and except

    Exhibit A-14

the Tenant leases), or voluntarily create any lien, encumbrance, or charge thereon without discharging the same prior to Closing.
(f)    Promptly advise Purchaser in writing of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities or any governmental agency having jurisdiction over the Property.
(g)    Deliver to Purchaser, on a monthly basis as available in accordance with Seller’s existing practices, an updated Rent Roll and Operating Statement.
(h)    Perform, when due, all material obligations under any and all agreements relating to the Property, to the extent that Purchaser is required to, or elects to, assume such agreements at Closing.
ARTICLE X

INSPECTION AND AUDIT
Section 10.1    Seller agrees that from the Effective Date until Closing, or earlier termination of this Agreement, Purchaser, personally or through its authorized agents or representatives, shall be entitled to enter upon the Real Property and the Improvements to conduct such physical and environmental inspections, independent appraisals, and other tests, examinations and studies of the Property and the Property records as Purchaser desires, including without limitation, two (2) unit-by-unit inspections of the Property accompanied by Seller or Seller’s agent in each instance (but only upon forty-eight (48) hours prior notice for each unit-by-unit inspection), during normal business hours, provided, however, (i) such activities do not unreasonably interfere with rights of tenants under the Tenant Leases or the operations of the Property, (ii) Purchaser gives Seller reasonable prior written notice (but not less than 48 hours) of the time and place of such entry, in order to permit a representative of Seller to accompany Purchaser; (iii) Purchaser shall repair any damage to the Property or any adjacent property caused by such actions; (iv) Purchaser shall indemnify, defend and save Seller and, as the case may be, its partners, trustees, shareholders, directors, members, officers, employees and agents, harmless of and from any and all claims and/or liabilities which Seller and its partners, trustees, shareholders, directors, members, officers, employees and agents may suffer or be subject by reason or in any manner relating to such entry and such activities by Purchaser or its agents, including, without limitation, any claims by tenants and/or invitees of the Property; provided, however, this indemnity shall not include, and shall specifically exclude, any loss, liability, damage, injury, and claims arising out of or resulting solely from (a) the gross negligence or willful misconduct of Seller, or Seller’s agents, representatives, contractors, or employees, or (b) the mere discovery by Purchaser, or its agents, representatives, contractors, or employees, acting within the scope of investigations permitted under this Agreement, of the presence of any toxic or hazardous substance in, on, or under the Property (exclusive of oil, gas and other minerals situated thereunder); (v) prior to entry onto the Property by any of Purchaser’s contractors, Purchaser shall furnish to Seller, or cause to be furnished by any contractor or agent of Purchaser conducting any inspection of the Property, a certificate of general liability and property damage insurance maintained such person or entity with single occurrence coverage of at least $1,000,000.00 (and aggregate coverage of $3,000,000.00) and naming Seller and its property

    Exhibit A-15

manager, Allen Harrison Property Management, LLC, as additional insureds; and (vi) not conduct any environmental investigations or testing other than a standard “Phase I” investigation and shall not conduct invasive testing without prior written consent of Seller. All inspection rights under this Section 10.1 shall be subject to the rights of residential tenants under the Tenant Leases.
Section 10.2    During the term of this Agreement and subject to the terms of this Agreement, Purchaser shall have the opportunity to make all audits, inspections or investigations of the Property desired by Purchaser. If, at any time prior to the expiration of the Inspection Period, Purchaser, in its sole and absolute discretion, determines that it does not desire to close this Agreement, for any reason or no reason, it may give written notice of such fact to Seller. In that event, this Agreement shall immediately terminate without further liability on the part of Purchaser or Seller, whereupon all of the Earnest Money shall be immediately returned to Purchaser by the Title Company.
ARTICLE XI

DAMAGE OR DESTRUCTION PRIOR TO CLOSING CONDEMNATION
Section 11.1    Casualty.
(a)    Prior to the Closing, the risk of loss or damage to the Property by fire, earthquake, hurricane or other casualty shall be borne by Seller. If damage, loss or destruction of the Property or any part thereof, by fire, earthquake, hurricane or other casualty, occurs prior to the Closing, Seller shall promptly notify Purchaser of such damage, loss or destruction.
(b)    Seller agrees to maintain in full force and effect until the Closing, the fire and extended coverage insurance policies now in effect on the Property (or substitute policies in equal or greater amounts), including coverage for loss of rental income as a result of damage or destruction of the Property or any portion thereof.
(c)    In the event the Improvements or any of the items constituting the Personal Property should be damaged by any casualty prior to Closing, and if the cost of repairing such damage, as estimated by Seller’s insurance adjustor, is:
(1)    less than Two Hundred Fifty Thousand and NO/100 Dollars ($250,000.00), then Seller shall assign to Purchaser, at Closing, all insurance proceeds payable for such damage or pay all such proceeds to Purchaser when received (which obligation shall survive Closing), and Purchaser shall receive a credit against the Purchase Price in the amount of (A) any deductible required by Seller’s insurance policies and the sale shall be closed without Seller’s repairing such damage, and (B) all business interruption insurance proceeds that are actually available to Seller and are actually paid to or for account of Seller, notwithstanding the prior occurrence of the Closing and the cancellation of Seller’s insurance, and which are attributable to the periods subsequent to the Closing for apartments units which are uninhabitable as of the Closing Date and Seller shall also assign to Purchaser the right to pursue a claim against the insurance company in connection

    Exhibit A-16

therewith, to the extent Seller has such a right and said right may be assigned; provided, however, Seller shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Property or injury to any person or as otherwise required by Seller’s existing mortgage lender, and Seller may use insurance proceeds for this limited purpose; or
(2)    if said cost is equal to or more than Two Hundred Fifty Thousand and NO/100 Dollars ($250,000.00), then Purchaser may elect to terminate this Agreement by giving written notice of termination to Seller within fifteen (15) business days after Seller’s notice to Purchaser of the occurrence of the casualty (whereupon all of the Earnest Money shall be immediately returned to Purchaser by the Title Company); and if Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser, at Closing, all insurance proceeds payable for such damage or pay all such proceeds to Purchaser when received (which obligation shall survive Closing), and Purchaser shall receive a credit against the Purchase Price in the amount of (A) any deductible required by Seller’s insurance policies, and (B) all business interruption insurance proceeds that are actually available to Seller and are actually paid to or for account of Seller, notwithstanding the prior occurrence of the Closing and the cancellation of Seller’s insurance, and which are attributable to the periods subsequent to the Closing for apartments units which are uninhabitable as of the Closing Date and Seller shall also assign to Purchaser the right to pursue a claim against the insurance company in connection therewith, to the extent Seller has such a right and said right may be assigned; provided, however, Seller shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Property or injury to any person thereon or as otherwise required by Seller’s existing mortgage lender, and Seller may use insurance proceeds for this limited purpose.
Section 11.2    Condemnation.    In the event of a taking or written notice of a threatened taking by condemnation or similar proceedings or actions of all of the Property, or any material portion of the Property, Seller shall promptly notify Purchaser in writing, and Purchaser shall have the option to terminate this Agreement upon written notice to Seller prior to Closing (whereupon the Earnest Money shall be immediately returned to Purchaser by the Title Company). If Purchaser does not exercise its option under the immediately preceding sentence of this Section 11.2 to terminate this Agreement, then the Agreement shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing Seller’s entire interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof and there shall be no abatement of the Purchase Price, and Seller shall be relieved of its obligation to convey title to the portion of the Property so taken. Seller agrees to consult Purchaser in the contesting of any condemnation proceeding concerning the Property during the pendency of this Agreement. A “material portion of the Property” as used herein shall mean a taking which affects access to the Property, includes any material portion of the units, clubhouse, leasing office, swimming pool, parking spaces or other amenities, and results, or is reasonably expected to result, in a condemnation award in excess of Two Hundred Fifty Thousand and NO/100 Dollars ($250,000.00).

    Exhibit A-17

ARTICLE XII

CONDITIONS PRECEDENT TO CLOSING
Section 12.1    Purchaser shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived prior to the Closing Date:
(a)    Any objections to the title or survey which Seller is obligated to cure pursuant to Section 5.3, have been cured as of the Closing Date;
(b)    the representations and warranties of Seller contained in Section 7.1 are true and correct as of the Closing Date;
(c)    Seller has materially complied with the covenants contained herein; and
(d)    subject only to reasonable Title Company requirements that must be satisfied by Purchaser, the Title Company is otherwise unconditionally and irrevocably committed to issue the Owner’s Policy of Title Insurance in accordance with Section 13.2(g) as of the Closing Date.
Section 12.2    Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived prior to the Closing Date:
(a)    the representations and warranties of Purchaser contained in Section 7.2 are true and correct as of the Closing Date; and
(b)    Purchaser has materially complied with the covenants contained herein.
ARTICLE XIII

CLOSING
Section 13.1    The Closing hereunder shall take place at the offices of or via an escrow through the Title Company, on or before the Closing Date. After the expiration of the Inspection Period, any and all Earnest Money shall be nonrefundable to Purchaser in all instances (other than as expressly provided herein to the contrary) but shall be applied toward the Purchase Price at Closing; provided, however, in the event the transaction contemplated by this Agreement is not closed on or before the Closing Date (except due to a default by Seller under this Agreement or a failure of a condition to close not caused by Purchaser), then Seller shall be entitled to terminate this Agreement, whereupon the Title Company shall disburse any and all Earnest Money held by the Title Company to Seller.
Section 13.2    At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole cost and expense, each of the following items:

    Exhibit A-18

(a)    A special warranty deed, in the form of Exhibit E attached hereto (the “Deed”), duly executed and acknowledged by Seller, subject only to the Permitted Exceptions;
(b)    A bill of sale, in the form of Exhibit F attached hereto, duly executed by Seller;
(c)    Executed originals of all Tenant Leases (to the extent in Seller’s possession or the possession of Seller’s property manager) or, if unavailable, copies certified to be true, correct and complete, of all Tenant Leases, together with an assignment of the Tenant Leases, in the form of Exhibit G attached hereto, duly executed and acknowledged by Seller;
(d)    An updated Rent Roll dated not earlier than two (2) days prior to Closing certified by Seller to be true, complete and correct;
(e)    Purchaser’s letters addressed to each tenant under any Tenant Leases, in the form of Exhibit H attached hereto which Purchaser shall be responsible for delivering to Tenants within three (3) days following Closing;
(f)    An assignment of the Miscellaneous Agreements, in the form of Exhibit I attached hereto, duly executed and acknowledged by Seller;
(g)    An Owner’s Policy of Title Insurance issued by the Title Company on the standard form in use in the State of Texas, insuring good and indefeasible title to the Property in Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions (the “Title Policy”);
(h)    Such evidence or documents as may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;
(i)    All keys to all locks on the Property to the extent in possession or control of Seller; all tenant files, files pertaining to the operation of Property or the rental business, books, records, advertising materials, and correspondence pertaining to the Property; and all documents in the possession of Seller pertaining to tenants of the Property, including, but not by way of limitation, all applications, correspondence and credit reports relating to each such tenant (including files and data in electronic media);
(j)    A Certification in a form of Exhibit J attached hereto, duly executed by Seller;
(k)    If requested by Purchaser, a termination of the existing management agreement for the Property;
(l)    A closing statement in form and content satisfactory to Purchaser and Seller (the “Closing Statement”) duly executed by Seller; and

    Exhibit A-19

(m)    subject to the provisions of Section 13.5, any other documents or agreements required by the Title Company to issue the Title Policy with extended coverage and all endorsements requested by Purchaser, including without limitation a standard owner’s affidavit and gap indemnity, each in form and substance acceptable to Seller.
Section 13.3    At the Closing, Purchaser shall deliver to Seller the following items:
(a)    The Purchase Price, as set forth in Section 3.1, above after application of the Earnest Money thereto pursuant to Section 4.1 and after credits and deductions for prorations under Section 13.4;
(b)    An assignment, in the form of Exhibit G attached hereto, duly executed and acknowledged by Purchaser;
(c)    A copy of the letters addressed to each tenant under any Tenant Leases, in the form of Exhibit H attached hereto, duly executed by Purchaser;
(d)    An assignment, in the form of Exhibit I attached hereto, duly executed and acknowledged by Purchaser;
(e)    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the sale of the Property;
(f)    The Closing Statement duly executed by Seller and distributed to the Title Company, the Purchaser, the Seller, and their respective counsel; and
(g)    any other documents or agreements required by the Title Company to issue the Title Policy in the form required by this Agreement.
Section 13.4    At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:
(a)    Rents collected for the Property or portions thereof shall be prorated as of the Closing Date (with the Closing Date belonging to the Purchaser). No proration shall be made for rents delinquent as of the Closing. All rents received by Purchaser within one hundred and twenty (120) days after the Closing Date shall be applied first to the current month’s rent, next to any delinquencies owed to Purchaser for months following Closing, next to the month in which Closing occurred, and then to any delinquencies that existed as of the Closing Date. Any delinquent rents owed to Seller and collected by Purchaser pursuant to this Section 13.4(a) shall, after deduction of any collection expenses actually incurred by Purchaser in connection therewith, be forthwith paid by Purchaser to Seller. This provision shall survive Closing but shall not be deemed an obligation, express or implied, by or on behalf of Purchaser to take any action to collect such delinquent rents. After the expiration of one hundred and twenty (120) days following the Closing Date, Purchaser

    Exhibit A-20

shall have no further obligation to pay any delinquencies received or collected after such one hundred and twenty (120) day period, but shall remain obligated to pay over to Seller any such amounts received or collected prior to the expiration of such one hundred and twenty (120) day period.
(b)    Seller shall credit against the Purchase Price the amount of any refundable security deposits held by Seller pursuant to provisions of any Tenant Leases.
(c)    Taxes for 2016 will be paid in full by Seller prior to Closing. Taxes, ad valorem or otherwise, for the Property for 2017 shall be prorated to date of Closing (with the Closing Date belonging to the Purchaser), and Seller shall credit against the Purchase Price the amount of Seller’s pro rata portion of such taxes. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year. If, for any reason, taxes for the current calendar year have not been assessed on the Property such proration shall be estimated based upon the most recently published tax rate and valuation for the Property for calendar year in which the Closing Date occurs (and Seller agrees to provide notice of such valuation to Purchaser upon receipt of same from the applicable tax authorities), and adjusted within thirty (30) days following the date when exact amounts are available and such adjustment provision shall expressly survive the closing hereof.
(d)    Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.
(e)    Purchaser acknowledges that Seller’s insurance coverage on the Property shall be terminated as of the Closing and there shall be no proration of the insurance premiums.
(f)    All other current income and ordinary operating expenses for or pertaining to the Property, public utility charges, maintenance, service charges, and all other normal operating charges of the Property shall be prorated at the Closing effective as of the Closing Date (with the Closing Date belonging to the Purchaser). Seller shall request from the applicable utility company(ies) that all utility meters be read on the day before the Closing Date and Seller shall credit against the Purchase Price (or furnish evidence of prior payment) an amount equal to all unpaid utility charges incurred or accrued upon to the reading of such utility meters. Resident utility billing system (“RUBS”) income not ascertainable at Closing shall be calculated as a historical dollar average of the utility reimbursement based on the trailing three (3) month period. Seller shall be entitled to receive a credit at Closing in an amount equal to ninety percent (90.0%) of such trailing three (3) month average RUBS income. Purchaser shall have the right to retain all RUBS income received after Closing, even though related to the period prior to the Closing, which shall not be subject to reconciliation between Seller and Purchaser pursuant to this Section 13.4 in the event that the amount of RUBS income related to the period prior to Closing actually received by Purchaser is greater or less than the amount credited to Seller. Upon receipt of invoices for water and sewer usage for unbilled months, Seller will provide Purchaser copies of all water and sewer invoices for such unbilled months to provide Purchaser the basis for billing the tenants for such charges after Closing.

    Exhibit A-21

In the event any adjustments pursuant to this Section 13.4 are, subsequent to Closing, found to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid within ten (10) days from receipt of the invoice. This covenant shall survive the Closing of the sale contemplated hereby for a period of ninety (90) days and shall then terminate, except as to taxes which shall survive for the later of ninety (90) days or thirty (30) days following the date when actual 2017 tax amounts are available. Notwithstanding the foregoing, Seller shall retain the right, at its sole cost and expense, to commence, continue and settle any proceeding to contest any taxes for any taxable period prior to the 2017 calendar year, and shall be entitled to any refunds or abatements of taxes awarded in such proceedings.
Section 13.5    Closing Costs.
(a)    Seller shall pay (i) the costs of its counsel, (ii) one-half (1/2) of the escrow fee charged by the Title Company, (iii) the base premium for the Title Policy, and (iv) recording fees for releases of items which Seller is required to release or remove pursuant to this Agreement.
(b)    Purchaser shall pay (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) the cost of the Survey, (iii) all additional costs for survey deletion and any other endorsements to the Title Policy (as hereinafter defined), (iv) one-half (1/2) of the escrow fee charged by the Title Company, (v) all recording fees other than recording fees for releases of items which Seller is required to release or remove pursuant to this Agreement, (vi) all loan fees and costs associated with financing the purchase of the Property, and (vii) premiums for any title insurance policy and endorsements in favor of any lender.
Section 13.6    Make Ready Credit. All apartment units vacant more than five (5) business days prior to Closing will be in fully rentable condition (in accordance with the customs and standards of the current management company for the Property), and as to all such units not in such required condition at Closing, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $500.00 per unit.
ARTICLE XIV

ASSIGNMENT
Section 14.1    Purchaser may assign Purchaser’s rights and obligations under this Agreement (which shall include all of its rights in and to the Earnest Money) to an entity (“Assignee”) which is “affiliated” with Purchaser and on the further conditions that (a) the Assignee expressly assumes the obligations of Purchaser hereunder in a written agreement, which agreement will also set forth the Assignee’s taxpayer identification number or, if Assignee is a newly formed entity, may state that Assignee has applied for a taxpayer identification number, and (b) Assignee conforms with the requirements set forth in Section 7.2(d) – (g). Purchaser shall promptly provide Seller with a copy of any such written assignment. Other than as set forth in the first sentence of this Section 14.1, Purchaser shall not assign this Agreement or Purchaser’s rights, duties and

    Exhibit A-22

obligations hereunder without the prior written consent of Seller, and any attempt to do so shall be null and void and considered a default hereunder. Notwithstanding any such assignment, Purchaser shall remain liable for the performance of its obligations hereunder. Subject to the foregoing provisions of this Section 14.1, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Purchaser (including a permitted Assignee), and no third party (including without limitation subsequent owners of the Property) is intended to be a beneficiary of or have the right to enforce this Agreement. For purposes hereof, an entity shall be deemed to be “affiliated” with Purchaser if Purchaser (or any principal of Purchaser) shall, directly or indirectly through one or more intermediaries, control such entity and owns at least twenty percent (20%) of the stock or membership or partnership interest of such entity.
ARTICLE XV

REAL ESTATE COMMISSION
Section 15.1    Seller represents and warrants to Purchaser that Seller has not contracted or entered into any agreement with any real estate broker, agent, finder or any party in connection with this transaction, except for Holliday Fenoglio Fowler, L.P. (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated herein. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Section 15.1. The indemnity provisions of this Section 15.1 shall survive the Closing or termination of this Agreement.
ARTICLE XVI

REMEDIES OF DEFAULT
Section 16.1    In the event of Seller’s default at any time during the term hereof, Purchaser may elect, at its option, as its sole and exclusive remedy, (a) prior to Closing, to terminate this Agreement, in which case (i) all of the Earnest Money and all interest accrued thereon shall be returned to Purchaser by the Title Company promptly after receipt of Purchaser’s demand therefore and if such termination occurs after the expiration of the Due Diligence Period, Seller shall reimburse Purchaser’s actual and verifiable third party out-of-pocket due diligence costs not to exceed in the aggregate Fifty Thousand and No/100 Dollars ($50,000.00), or (b) subject to the conditions below, seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this

    Exhibit A-23

Agreement. Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Agreement; and (y) file suit therefor with the court on or before the sixtieth (60th) day after the Closing Date. If Purchaser fails to file an action for specific performance within sixty (60) days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Agreement in accordance with subsection (a) above. Seller and Purchaser further agree that this Section 16.1 is intended to and does limit the amount of damages due to Purchaser and the remedies available to Purchaser, and shall be Purchaser’s exclusive remedy against Seller, both at law and in equity arising from or related to any breach by Seller under this Agreement.
Section 16.2    In the event of a default by Purchaser hereunder, then, as Seller’s sole and exclusive remedy and relief, the Earnest Money shall be paid to Seller by the Title Company as liquidated damages for Purchaser’s default. Such amount is agreed upon by and between Seller and Purchaser as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies shall in any case be collectible, enforceable or available to Seller other than as specified in this Article XVI, but Seller shall accept said cash payment as Seller’s total damages and relief.
Section 16.3    Seller and Purchaser specifically acknowledge and agree that any limitation on remedies set forth in this Article XVI does not apply to the express hold harmless and indemnification agreements set forth in this Agreement or to the amounts recoverable pursuant to Section 18.5.
Section 16.4    In no event shall any party to this Agreement be entitled to bring a claim for any consequential, punitive or special damages under this Agreement.
ARTICLE XVII

LIABILITY CONCERNING REPRESENTATIONS AND WARRANTIES
Section 17.1    Notwithstanding any provision to the contrary set forth in this Agreement, the representations of Seller expressly set forth in Section 7.1 of this Agreement shall survive Closing under this Agreement for a period of six (6) months; provided, however, that such representations are, and are intended to be, given as of the date(s) set forth in Section 7.1 (subject to Seller obligation to correct or update such representations as set forth in Section 7.1 and further provided that Seller shall have no liability to Purchaser by reason of a breach or default of any of Seller’s representations, unless (i) the transaction contemplated herein is consummated and (ii) Purchaser shall have given to Seller written notice (“Warranty Notice”) of such breach or default prior to Closing or within six (6) months following the Closing Date, and shall have given to Seller an opportunity to cure any such breach or default within a reasonable period of time after Purchaser’s Warranty Notice. Seller’s liability for breach of any representation under this Agreement shall be strictly limited as provided in Section 7.1. Any litigation with respect to any representation must be commenced within six (6) months from the date of the Warranty Notice, and if not commenced within such time period, Purchaser shall be deemed to have waived its claims for such breach or default.

    Exhibit A-24

ARTICLE XVIII

MISCELLANEOUS
Section 18.1    All notices, demands, or other communications of any type (herein collectively referred to as “Notices”) given by Seller to Purchaser or by Purchaser to Seller, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 18.1. All notices under this Agreement shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile, by nationally recognized overnight courier, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be effective three (3) business days following the date when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed, as follows:
If to Seller:        GGT AHC Fairfield TX, LLC
1800 Augusta Dr., Suite 150
Houston, TX 77057
Attention: Jason Espejo
Telephone: (713) 808-1234
Facsimile: (713) 808-1219

And with a copy to:
GGT AHC Fairfield TX, LLC
450 S. Orange Avenue, Suite 1400
Orlando, FL 32801
Attention: Michael Tetrick
Telephone: (407) 540-2257
Facsimile: 407-540-2540

and to:	Norton Rose Fulbright US LLP
300 Convent Street, Suite 2100
San Antonio, Texas 78205-3792
Attention: Samantha Dyal
Telephone: (210) 270-7135
Facsimile: (210) 270-7205

and to:	Lowndes, Drosdick, Doster, Kantor
& Reed, P.A.
450 S. Orange Avenue, Suite 200
Orlando, FL 32801
Attention: Laura M. Walda
Telephone: (407) 418-6290
Facsimile: (407) 843-4444

    Exhibit A-25

and addressed, if to Purchaser, as follows:

Ilan Investments, LLC
4420 Cypress Creek Parkway, Suite 224
Houston, TX 77068
Attention: Chowdary Yalamanchili
Telephone: (281) 444-1585
Facsimile: (281) 444-1538

With a copy to:	Keating & Schlitt, P.A.
250 East Colonial Drive, Suite 300
Orlando, Florida 32801
Attention: Kenneth L. Schlitt
Telephone: (407) 425-2907
Facsimile: (407) 425-6345

Notice given in person or facsimile shall be effective upon confirmed receipt or refusal by the addressee. Notice given by overnight courier shall be effective one (1) business day after delivery. Either party hereto may change the address for notice specified above by giving the other party ten (10) days advance written notice of such change of address. Notices to and from counsel to the parties with copies to the appropriate party will constitute proper notice hereunder.
Section 18.2    This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas and the obligations of the parties hereto are and shall be performable in the county wherein the Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “heirs, executors, administrators and assigns” shall include “successors, legal representatives and assigns.”
Section 18.3    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement may not be modified or amended, except by an agreement in writing signed by Seller and Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.
Section 18.4    Time is of the essence of this Agreement.
Section 18.5    In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and court costs, including appellate costs, incurred in such suit.

    Exhibit A-26

Section 18.6    The descriptive headings of the several Articles, Sections and Paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
Section 18.7    This Agreement, including the Exhibits and Addenda hereto and the items to be furnished in accordance with Article VI, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.
Section 18.8    Multiple originals of this Agreement have been executed by the parties hereto. Each such executed original shall have the full force and effect of an original executed instrument. Executions sent via facsimile shall have the full force and effect of an original executed instrument pending receipt of original executed instruments which must be forwarded the day of execution for delivery on the next business day. Signature pages from the multiple originals may be assembled to form one document. This Agreement may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement.
Section 18.9    Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Texas, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 o’clock p.m. (Houston, Texas time).
Section 18.10    If any term or provision of this Agreement which would not deprive the parties of the benefit of the bargain shall be held to be invalid, illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.
Section 18.11    Each party hereto acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement has been jointly drafted and shall be construed as having been jointly drafted by each party hereto. Accordingly, the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
Section 18.12    Purchaser acknowledges that this Agreement is entered into by Seller as a limited liability company and Purchaser agrees that no individual shareholder, officer, member, director, trust manager, limited partner, employee or other representative of Seller shall have any personal liability under this Agreement or under any document executed in connection with the transactions contemplated by this Agreement. Seller acknowledges that this Agreement is entered into by Purchaser as a limited liability company and Seller agrees that no individual shareholder, officer, member, director, trust manager, limited partner, employee or other representative of

    Exhibit A-27

Purchaser shall have any personal liability under this Agreement or under any document executed in connection with the transactions contemplated by this Agreement.
Section 18.13    Purchaser is acquiring only the property of Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller relating to the Property prior to the Closing Date, in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.
Section 18.14    THIS AGREEMENT IS PERFORMABLE IN HARRIS COUNTY, TEXAS, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF TEXAS. PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN TRAVIS COUNTY, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN TRAVIS COUNTY, TEXAS.
Section 18.15    Upon Seller’s request to Purchaser, Purchaser agrees to reasonably cooperate with Seller so that Seller’s transfer of the Property to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Internal Revenue Code (a “Like-Kind Exchange”). If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such Like-Kind Exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests to enable such transfer to qualify as part of a Like-Kind Exchange. Upon Purchaser’s request to Seller, Seller agrees to reasonably cooperate with Purchaser so that Seller’s transfer of the Property to Purchaser shall, at Purchaser’s election, be accomplished in a manner enabling the transfer to qualify as part of a Like-Kind Exchange of property by Purchaser. If Purchaser so elects, Seller shall reasonably cooperate with Purchaser to effect such Like-Kind Exchange, which cooperation shall include, without limitation, taking such actions as Purchaser reasonably requests to enable such transfer to qualify as part of a Like-Kind Exchange. Neither party’s obligations hereunder shall be increased as a result of the agreements provided in this subsection, the Closing Date shall not be extended as a result of either party’s election without the written consent of the other party, and each party shall bear all costs and expenses associated with any Like-Kind Exchange initiated for such party’s benefit.
Section 18.16    Confidentiality; Press Release.
(a)    Purchaser agrees that all information furnished to Purchaser pursuant to this Contract is confidential, will not be disclosed by Purchaser or its Representatives (as defined below) to third parties and will be used by Purchaser solely for Purchaser's own account; provided, however, that any such information may be disclosed only to Purchaser's directors, officers, employees, lawyers, accountants, Like-Kind Exchange intermediaries or accommodators, investors, partners and lenders, or any prospective investor, partner or lender (“Representatives”) who need to know such information for the purpose of assisting

    Exhibit A-28

Purchaser with its purchase of the Property or pursuant to a subpoena or other court order, but only to the extent specified in such subpoena or court order. Purchaser will direct its Representatives who are given access to such information not to disclose such information to any person. The provisions of this Section 18.16(a) survive the Closing or early termination of this Contract for a period of 2 years.
(b)    At no time prior to or following Closing will Purchaser release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever (“Press Releases”), this transaction or the terms, conditions, or substance of this Contract without first obtaining the written consent of Seller; provided, however, following Closing Purchaser shall be entitled to: (i) disclose or issue a Press Release regarding the fact of Purchaser’s acquisition and ownership of the Property (but not the identity of Seller, the Purchase Price or the terms, conditions, or substance of this Contract); and (ii) otherwise market and advertise the Property for lease in the ordinary course of business. The foregoing shall not preclude the Purchaser from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements.
(c)    Seller and Purchaser agree that, to the extent permitted by law, neither party shall complete any survey or questionnaire for the applicable property tax appraisal district.
Section 18.17    Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion, expect where Purchaser is seeking specific performance as provided in Article XVI of this Agreement. If Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement and at Seller’s option this Agreement shall terminate and the Earnest Money shall be paid to Seller. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

[signature(s) on following page(s)]

    Exhibit A-29

EXECUTED on this the _17__ day of May, 2017, by Purchaser.

PURCHASER: ILAN INVESTMENTS, LLC, a Texas limited liability company By: /s/ Chowdary Yalamanchili , Name: Chowdary Yalamanchili Title: President

Signature Page to Purchase and Sale Agreement

EXECUTED on this the __17_ day of May, 2017, by Seller.

SELLER:

GGT AHC FAIRFIELD TX, LLC,
a Delaware limited liability company

By: GGT FAIRFIELD TX HOLDINGS, LLC, a Delaware limited liability company, its Managing Member

By:_/s/ Scott Hall __________
Name: Scott Hall
Title: Manager

Signature Page to Purchase and Sale Agreement

Receipt of this fully executed Agreement is acknowledged by the Title Company this the _17_ day of May, 2017.

FIDELITY NATIONAL TITLE: By: /s/ Kassandra Anselmo , Name: Kassandra Anselmo Title: Escrow Assistant

List of Exhibits:

    A    -    Personal Property
    B    -    Property Description
    C    -    Miscellaneous Agreements
    D    -    Pending Litigation
    E    -    Special Warranty Deed
    F    -    Bill of Sale
    G    -    Assignment and Assumption of Leases
    H    -    Tenant Notice Letter
    I    -    Assignment and Assumption Agreement
    J    -    FIRPTA Certificate

List of Schedules

    6.1(a)(1) -    Form of Rent Roll

Signature Page to Purchase and Sale Agreement

EXHIBIT A

PERSONAL PROPERTY

Intentionally Omitted

    Exhibit A-1

EXHIBIT B

PROPERTY DESCRIPTION

Intentionally Omitted

    Exhibit B-1

EXHIBIT C

MISCELLANEOUS AGREEMENTS

Intentionally Omitted

    Exhibit C-1

EXHIBIT D

PENDING LITIGATION

Intentionally Omitted

    Exhibit D-1

EXHIBIT E

SPECIAL WARRANTY DEED

Intentionally Omitted

    Exhibit E-1

EXHIBIT F

BILL OF SALE

Intentionally Omitted

    Exhibit F-1

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF LEASES

Intentionally Omitted

    Exhibit G-1

EXHIBIT H

TENANT NOTICE LETTER

Intentionally Omitted

    Exhibit H-1

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

Intentionally Omitted

    Exhibit I-1

EXHIBIT J

FIRPTA CERTIFICATE

Intentionally Omitted

    Exhibit J-1

Schedule 6.1(a)(1)
Form of Rent Roll

Intentionally Omitted

    Schedule 6.1(a)(1)